LETTER OF INTENT
Dated: April 6, 2023

Subject to the execution of a definitive Asset Purchase Agreement *("Agreement")* as hereinafter provided, this **Letter of Intent** (LOI) outlines the general terms for the acquisition proposal of *Himalaya Technologies, Inc. (*hereinafter known as the "Buyer" or "Purchasing Entity"), to purchase a certain asset (AWS video platform and mobile application, Gochha) of Cyber Space, LLC (hereinafter known as the "Company"), all elements of which are owned/controlled by Cyber Space, LLC (hereinafter known as the "Seller").

The Buyer proposes the following:

I. **ASSETS TO BE PURCHASED / LIABILITIES TO BE ASSUMED:** Buyer will acquire all tangible and intangible assets of the Seller's technology called Cyber Space as of the date of Closing including, intellectual properties, code etc. associated with Seller's technology, Cyber Space, and its online and/or physical retail business. Assets to be purchased are to be free and clear of all liabilities, claims, liens, and security agreements, with the exception of trade payables (such as subscriptions etc.), which will be assumed as part of the purchase by the Buyer. Technology to be acquired includes but is not limited to:

a. All Fixed & Current Assets including all normal course of business tangible and intangible assets including software, Seller's trademarks, copyrights, patents, trade names, permits, licenses, all files, records, intellectual properties, the name Cyber Space and any other websites associated with the business and all variations thereof, social media accounts, all displays and fixtures, trade agreements, vendor agreements, all phone and fax numbers, domain names, and other assets and information deemed necessary by the Buyer. The purchase price is to include a complete version of the technology called Cyber Space, including all software codes and design architecture.

b. All customer lists and other confidential information relating to the customers and business of Cyber Space.

c. Cyber Space's rights under such contracts pertaining to its business and technology including such matters as purchase orders, sales contracts, equipment leases, licenses, as Buyer may determine to acquire; and

d. Included in the final purchase agreement shall be a clause that for 6 months following close of sale, specific individuals in Seller's employ shall be available to train/consult with Buyer for a maximum of 20 hours/month and make introductions to Seller's clients as needed for a full and complete transition. This training/consulting work does not include programming or revision of the software itself. Should such services be requested of Seller, they shall be an additional charge.

e. Excluded Assets: None.

DS AL — Initial | DS AC — Initial | DS VG — Initial

II. **MAIN PURCHASE CONSIDERATION**: Total purchase price: $150,000.00 USD (one hundred fifty thousand dollars) to be paid/allocated as follows:

1. Payment is to be made as follows: $150,000.00 (one hundred fifty thousand dollars) at closing. 25,000,000 (twenty-five million) shares of Himalaya Technologies stock valued at .002 per share, representing $50,000 of the purchase price. These shares are to be issued at closing. The balance of the purchase price, or $100,000.00 (one hundred thousand dollars) is due in cash at close. It is understood and agreed that stock accepted by Seller as partial payment of the purchase price, 10% (ten percent) of the shares accepted by Seller are to be issued in the name of ProNova Partners or to individuals as designated by ProNova Partners.

All cash payments per above are to be wired when due to ProNova Partner's escrow account. ProNova will deduct its contract fees from payment moneys received and immediately wire the balance to Seller.

ProNova Escrow Account Wire instructions are:

TIAA Bank wire routing number: 063000225
TIAA Bank address: 501 Riverside Ave., Jacksonville, FL 32202
For credit to: ProNova Partners
ProNova address: 9465 W. Garden Grove Blvd. Suite 100, Garden Grove, CA 92844
ProNova Account number: [redacted]

III. **ADDITIONAL TERMS AND CONDITIONS:** Any terms and conditions that raise the value above the main purchase consideration per point II above shall be mutually negotiated and described in the terms of the definitive Asset Purchase Agreement

IV. **CONTINGENCIES**: This offer is expressly contingent upon the following:

a. The Buyer and its advisors conducting a due diligence examination of the business and assets of the Seller within sixty (60 days) days of signing of this Letter of Intent. If the Buyer, in its sole discretion, is not satisfied with the findings of the due diligence examination the Letter of Intent may be withdrawn by Buyer and any agreements between the parties, with the exception of Paragraphs VIII *(Expenses of the Parties)*, IX *(Good Faith Negotiations)* and X *(Confidentiality of Information)*, shall be null and void. No penalty of any kind shall be due or assessed in the event of such cancellation.

b. Verification to the satisfaction of the Buyer that existing contracts, leases, and licenses, if any, are assignable, assumable, transferable, or renegotiable on satisfactory terms.

DS AL — Initial   DS AC — Initial   DS VG — Initial

c. The execution and delivery of a formal Asset Purchase Agreement based upon the framework described in this Letter of Intent. It shall contain comprehensive representations, warranties, indemnifications, and other terms appropriate to the transaction.

V. **COVENANT NOT TO COMPETE**: Seller will be bound by a Covenant Not to Compete which will be included in the Asset Purchase Agreement for a period of 4 years (four years) worldwide following the closing of the transaction.

VI. **OPERATIONS PENDING CLOSING**: Until the Closing, the Seller shall continue to operate the business of the Company in a reasonable manner consistent with past practices and shall not engage in any transaction outside of the ordinary course of business.

VII. **CLOSING**: During due diligence, the Buyer will authorize the preparation of the definitive Asset Purchase Agreement and any related agreements. Seller's Broker will provide a copy of Broker's standard Purchase Agreement to Buyer for review within 10 (ten) days or less of the signature of this LOI. The parties shall use their best efforts to have completed the final purchase agreements as promptly as possible, but in no event later than June 5, 2023. The Closing shall take place on or before June 30, 2023.

VIII. **EXPENSES OF THE PARTIES**: Each party will be responsible for and pay its own legal and accounting fees and other costs in connection with this transaction.

IX. **GOOD FAITH NEGOTIATIONS**: For a period of 60 (sixty) days following the execution of this Letter of Intent, or until the Buyer waives this provision in writing, whichever is sooner, the Seller shall not negotiate with or provide any information to any other parties for the purchase and sale of Cyber Space's technology or any assets of Cyber Space. It is understood that other parties may have already received information regarding the Company at the time of signing this LOI.

X. **CONFIDENTIALITY OF INFORMATION**: The Buyer will have reasonable access to the books, records, and assets of the Company. Such access will be used only to evaluate the purchase. All such information will be treated in a strictly confidential manner and will not be disclosed to any third party except the Buyer's professional advisors and potential lenders except by written consent of the Seller. In the event the sale is not completed, Buyer shall promptly return to Seller all information received by the Buyer. All the terms and provisions of any previously executed Non-Disclosure Agreement signed by Buyer shall remain in effect.

DS al — Initial

DS AC — Initial

DS VG — Initial

XI. The final purchase agreement shall stipulate that it is subject to the laws of the United States and California, USA.

This Letter of Intent is binding.

If you agree to these terms, please promptly sign the original of this letter where indicated below and return it by April 6 2023, after which time it shall be null and void.

Proposed by Buyer:

Name: Vikram Grover

For: Himalaya Technologies, Inc.

DocuSigned by:
Vikram Grover
634C65C1085349E...
Signature Date: 4/7/2023

AGREED AND ACCEPTED BY Seller:

Name: Alen Rasidkadic

For: Cyber Space, LLC

DocuSigned by:
E7D461C038B04A7...
Signature Date: 4/6/2023

Name: Aleksandar Lizdek

For: Cyber Space, LLC

DocuSigned by:
Aleksander Lizdek
48C5DF7F77F0461...
Signature Date: 4/6/2023